Exhibit (r)(3)

Appendix E

Great Elm Capital Corp.

Code of Ethics and Securities Trading Policy

As Adopted: June 30, 2017

As Amended: July 22, 2025

Introduction

This Code of Ethics and Securities Trading Policy (the “Code”) has been adopted by Great Elm Capital Corp. (the “Company”) in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). In the Code, “we,” “us” and “our” refer to the Company, unless otherwise specified.

Our reputation in the investment community, with our investors and with those individuals and organizations with which we have contact depends upon the manner in which we conduct our affairs. To that end, we have adopted the Code to guide us and to help us ensure that we comply with all applicable federal laws, rules and regulations. Our overriding goal is to comply with our fiduciary duty to the Company.

If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code or become aware of a violation of the Code by another individual, you should promptly consult the Chief Compliance Officer.

Definitions

(A) “Access Person” means any director, officer, general partner, member or Advisory Person of the Company or the Adviser.

(B) “Adviser” means Great Elm Capital Management, LLC.

(C) “Advisory Person of the Company or the Adviser” means:

(i) any director, officer, general partner, member or employee of the Company or the Adviser (or of any company in a Control relationship to the Company or the Adviser), who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and

(ii) any natural person in a Control relationship to the Company or the Adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of any Covered Security by the Company.

(D) “Beneficial Ownership” means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion, even if you do not share in the profits. (See “Personal Trading Policies and Procedures” for a list of securities for which persons are generally presumed to have Beneficial Ownership, for purposes of the Code.)

(E) “Chief Compliance Officer” means the Chief Compliance Officer of the Company. The Chief Compliance Officer is currently Adam Kleinman.

(F) “Compliance Manual” means the Rule 38a-1 Compliance Manual of Great Elm Capital Corp., dated June 30, 2017.

(G) “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person. Any such presumption may be rebutted by evidence in accordance with Section 2(a)(9) of the 1940 Act.

(H) “Covered Security” means a security, as defined in Section 2(a)(36) of the 1940 Act, to wit: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

“Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the 1940 Act. References to a Covered Security in the Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by the Code: (i) any prohibition or requirement of the Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of the Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(I) “Disinterested Director” means a director of the Company who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

(J) “GECC Compliance” means a member (or members) of the Adviser’s legal and compliance staff or a person (or persons) employed by a third party compliance firm retained by the Adviser or the Company.

Scope of the Code

This Code applies in its entirety to all Access Persons.

Notwithstanding the reporting requirements set forth in this Code, an Access Person who is a covered by Great Elm Capital Management, LLC Code of Ethics (the “GECM Code”) need not make any reports under this Code if all of the information in the report was provided pursuant to the GECM Code.

Standards of Business Conduct

The Company seeks to foster and maintain a reputation for honesty, openness, trust, integrity and professionalism. The confidence and trust placed in us by our investors is something we value greatly and endeavor to protect. That reputation is a vital business asset. Accordingly, we place a high value on ethical conduct by the Company and persons working on its behalf. To further promote the importance of this value, we have adopted the Code. We expect and insist that all Access Persons meet the letter and spirit of this Code and also live up to our ethical and professional ideals.

Federal Securities Laws

Our business is highly regulated, and we are committed to compliance with applicable regulations. Each Access Person also must recognize his or her personal obligations as an individual to understand and obey the laws as they apply in the conduct of his or her duties. They include laws and regulations that apply specifically to investment companies, as well as laws with broader applicability, including prohibitions on insider trading and other forms of market abuse. In addition, the Company has adopted a Statement of Policy on Insider Trading, attached as Appendix J of the Compliance Manual and it is the Company’s policy to adhere to such policy and procedures.

Fiduciary Duty

We are fiduciaries and as such, we have affirmative duties of care, honesty, loyalty and good faith to act in the best interests of the Company. The Company’s interests are paramount and come before our own interests.

Conflicts of Interest

We must strive to identify and avoid conflicts of interest with the Company, regardless of how such conflicts may arise. When we identify actual or potential conflicts, we must seek to have controls in place to effectively manage such conflicts. As a matter of business policy, we want to avoid even the appearance of conflicts.

In short, Access Persons should not:

•	employ any device, scheme or artifice to defraud the Company;

•

make to the Company any untrue statement of a material fact or omit to state to the Company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon the Company;

•	engage in any manipulative practice with respect to the Company;

•	use his or her position, or any investment opportunities presented by virtue of his or her position, to personal advantage or to the detriment of the Company; or

•	conduct personal trading activities in contravention of the Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to the Company as a fiduciary.

Reporting and Certification Requirements

Initial and Annual Acknowledgement

Within 10 days of being designated an Access Person, and annually thereafter, you will receive and be required to review the current Code. You will also be asked to acknowledge in writing that you have received and read the Code and that you understand that the Code applies to you.

Transactions in Covered Securities

Transaction Reporting Requirements.

No later than 30 calendar days after the end of March, June, September and December each year, each Access Person must report to the Chief Compliance Officer any transaction executed during the calendar quarter then ended in a Covered Security of which such Access Person had or acquired Beneficial Ownership if the Access Person knew, or in the ordinary course of fulfilling his or her duty should have known, that during the 15-day period immediately before or after the date of such transaction, (i) the Company purchased or sold such Covered Security or (ii) the Company or the Adviser considered purchasing or selling such Covered Security.

Such quarterly transaction report must contain, with respect to any reportable transaction:

•	the date of the transaction, the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Covered Security;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	the price of the Covered Security at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected; and

•	the date on which the report is submitted.

An Access Person need not report transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Disclaimers.

The report by an Access Person of any transaction in a Covered Security effected for the benefit of a person other than the Access Person may contain a statement that the report should not be construed as an admission by the Access Person that he has any direct or indirect beneficial ownership of the Covered Security.

Section 16 Compliance Program and Insider Trading Compliance.

In addition to the requirements of this Code, all transactions in company stock (acquisitions, dispositions, transfers, etc.) by directors and officers must be pre-cleared by GECC Compliance. If you contemplate a transaction, you should contact GECC Compliance in advance. This requirement applies to directors and executive officers of GECC and any other persons designated by GECC Compliance as being subject to GECC’s pre-clearance procedures as described in Appendix J, together with their immediate family members living in their households, and covers any transaction involving GECC’s securities (including a stock plan transaction such as an option exercise, gift, loan or pledge or hedge, contribution to a trust, or any other transfer). A request for pre-clearance should be submitted to GECC Compliance at least two days in advance of the proposed transaction. GECC Compliance is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade.

Any person subject to the pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 must first pre-clear the plan with GECC Compliance. As required by Rule 10b5-1, you may enter into a trading plan only when you are not in possession of material nonpublic information. In addition, you may not enter into a trading plan during a blackout period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts.

Enforcement of Code

A.	Investigating Violations of the Code

The Chief Compliance Officer is responsible for investigating any suspected violation of the Code by an Access Person and shall report the results of each investigation to the board of directors of the Company, provided that the board of directors of the Company may determine to appoint counsel to investigate any matter at the Company’s expense and report to the board of directors and the Chief Compliance Officer regarding such matter. The board of directors of the Company is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code by an Access Person. Any violation of the Code by an Access Person will be reported to the board of directors of the Company by the Chief Compliance Officer not later than the next regularly scheduled meeting of the board of directors after the violation occurs.

B.	Sanctions

If the board of directors of the Company determines that an Access Person has violated the Code, the board of directors of the Company may impose such sanctions and take such other actions as it deems appropriate, including, among other things, a verbal warning, a letter of warning, a fine, a civil referral to the Securities and Exchange Commission or a criminal referral to the applicable legal authority. The board of directors of the Company also may require the Access Person to reverse the transaction in question and to forfeit any profit or to absorb any loss associated with or derived as a result of such reversal. The amount of profit or loss shall be calculated by the board of directors of the Company. The Access Person at issue shall not participate in the determination by the board of directors of the Company of any remedies to be imposed in connection with his or her violation of the Code.

Administration of Code

Annual Review of Code of Ethics

At least annually, the Chief Compliance Officer shall furnish to the Company’s board of directors, and the board of directors shall consider, a written report that:

•

describes any issues arising under the Code since the last report to the board of directors, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

•	certifies that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

Material Changes

No material change may be made to the Code without the approval of the board of directors of the Company, including a majority of the directors who are not “interested persons” of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

EXHIBIT A

ACKNOWLEDGMENT AND CERTIFICATION

I acknowledge receipt of the Code of Ethics and Securities Trading Policy (the “Code of Ethics”) of Great Elm Capital Corp. I have read and understand such Code of Ethics and agree to be governed by it at all times. Further, if I have been subject to the Code of Ethics during the preceding year, I certify that I have complied with the requirements of the Code of Ethics and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code of Ethics.

(signature)

(please print name)

Date: __________________________

EXHIBIT B

QUARTERLY TRANSACTION REPORT

Name ______________________________ Date ____________________________

DATE	NAME OF ISSUER	NUMBER OF SHARES	INTEREST DATE	MATURITY DATE	PRINCIPAL AMOUNT	TYPE OF TRANSACTION	NAME OF BROKER/ DEALER/ BANK

I certify that the foregoing is a complete and accurate list of all transactions for the covered period in securities in which I have any Beneficial Ownership.

Signature